Exhibit 99.1

ST. BERNARD SOFTWARE ANNOUNCES ITS FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2010

SAN DIEGO, CA, November 15, 2010 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Secure Content Management (SCM) solutions, today announced unaudited financial results for its third quarter ended September 30, 2010.

Third Quarter 2010 Financial and Operational Highlights

•	Company gained approximately 2,000 customers as a result of the recent purchase of substantially all of the assets of Red Condor, Inc., an award-winning provider of email security.

•	Net billings* for the 2010 third quarter totaled $5.6 million, an increase of approximately 17% compared to the same period in 2009.

•	Net billings* for the nine months ended September 30, 2010 were $15.4 million, an increase of approximately 12% over the same period last year.

•	Cash and cash equivalents increased to $2.8 million as of September 30, 2010 from $2.5 million as of December 31, 2009 and $1.4 million as of September 30, 2009.

•
Generated positive cash flow of $335,000 for YTD 2010 compared to $630,000 negative cash flow for the same period in 2009, an increase of 153%.  Cash flow for the period includes $3.2 million of convertible notes issued by the company in connection with a Security Purchase Agreement.  The notes can be converted into shares of Company stock at $1.10 per share.

•
Q3 operating expenses increased approximately 36% from $3.3 million in 2009 to $4.4 million in 2010 as a result of additional operating expenses and transaction costs associated with the Red Condor Transaction.

•
Year to date net loss increased to $1.9 million through September 30, 2010 from $600,000 for the same period of 2009 mainly a result of additional operating expenses and transaction costs associated with the Red Condor Transaction.

•
In August 2010, the company entered into a lease agreement for new corporate offices effective January 1, 2011. The Company’s lease payment is expected to decrease approximately $1 million per year starting in 2011.

“Our third quarter met operational expectations and we are optimistic about the substantial growth in billings that we saw compared to 2009”, said Lou Ryan,  CEO of St. Bernard Software.  “Additionally, we were fully prepared for the integration of Red Condor Inc. and are pleased with the results.  Our expense line continues to be within expectations.”

Third Quarter and Year to Date 2010 Net Billings*

Net billings* increased for the quarter ended September 30, 2010 by approximately 17% from $4.8 million in 2009 to $5.6 million in 2010.  Year to date, for the nine months ending September 30, 2010, net billings totaled $15.4 million, a 12% increase compared to $13.8 million for the same period ending September 30, 2009.

* Net billings represent the amount of subscription contracts billed to customers net of discounts and are not numerical measurements that can be calculated in accordance with GAAP.  The Company provides this measurement in its financial performance because this measurement provides a consistent basis for understanding the company’s sales activities for the current period. The Company believes the billing measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in the prior periods.  The rollforward of deferred revenue (which includes net billings and revenue) for the third quarter of 2010 is set forth at the end of this press release.

Asset Purchase Agreement

On July 28, 2010, the Company entered into an Asset Purchase Agreement (“APA”) with Red Condor, Inc., an award-winning provider of fully managed email security solutions, pursuant to which St. Bernard purchased substantially all of the assets and assumed certain liabilities of Red Condor in return for restricted shares of Common Stock of St. Bernard.  The acquisition builds upon the success of St. Bernard’s existing hybrid platform as Red Condor’s managed security solutions is a natural extension of St. Bernard’s product portfolio and business strategy.  As a result of the acquisition, the Company gained approximately 2,000 new customers, a highly scalable on-demand platform, a sophisticated Threat Analysis Center, and a world class provisioning engine.

During the third quarter, we focused on and completed a significant portion of the transition of the Red Condor product on to our current hybrid platform.  We have integrated Red Condor’s 24x7x365 messaging Threat Analysis Center into our Unified Threat Intelligence Center.

Financing/Credit Facilities

On August 2, 2010, the Company issued convertible notes (the “Notes”) in the amount of $3.2 million pursuant to a Securities Purchase Agreement (“SPA”) with certain Noteholders (the “Investors”).   Pursuant to the terms of the SPA, St. Bernard issued to the Investors Notes and Warrants (“Warrants”) to purchase up to 210,111 shares of Common Stock in the aggregate. Under the terms of the Notes, the Notes mature on August 2, 2014.  Interest on the outstanding principal balance accrues at a rate of three percent (3.0%) per annum and accrued interest is added to the balance of the Notes.   All unpaid principal and interest on the Notes is due and payable at maturity.  The Investors may convert the Notes at any time into shares of Common Stock of St. Bernard at a fixed conversion price of $1.10. At any time after the issuance date of the Notes and prior to the Maturity Date, following the occurrence of any period of 60 consecutive trading days where the average closing price of the Common Stock of St. Bernard for such period is equal to or greater than $1.25 per share, the entire unpaid principal amount of the Notes together with any unpaid interest shall be converted into Common Stock of St. Bernard at a conversion price of $1.10.  The Warrants have an exercise price equal to $1.10 per share, are immediately exercisable and expire on August 2, 2014.
The Company expects to use the additional funding to improve the Company’s market leadership position through accelerated hybrid platform development and the delivery of new and innovative offerings to its global customers.

The Company has an existing credit facility with Silicon Valley Bank under which there was a borrowing availability of $1.9 million with no balance outstanding as of September 30, 2010.

Corporate Facilities Lease Agreement

On August 2, 2010, the Company entered into a lease agreement (the “New Lease”) for approximately 28,633 square feet.  The premises will serve as the Company’s new headquarters when its current lease expires on December 31, 2010. The New Lease has a term of sixty-five (65) months.   Beginning January 1, 2011, the Company will only be required to pay a monthly Base Rent in the amount of $46,000. The Company currently leases approximately 56,000 square feet for its corporate office space. The current facility lease calls for monthly rent of approximately $142,000 per month.

Business Outlook

Mr. Ryan added, “In addition to strong current quarterly billings and operational execution, we anticipate significant expense savings as we move to our new Company Headquarters in Q1 2011.  The move enables us to significantly improve our space creating long term operational benefits while reducing annual cost by approximately $1 million.  We expect that this savings will be reinvested in our overall growth strategy.”

“We are also excited about this quarter’s new product offering; iPrism RF.  iPrism RF, our Remote Filtering Client, has been well received and sales are meeting expectations.  We have an ambitious new product schedule and will continue to invest in our engineering and product development efforts to differentiate our offerings.

Year to date we have executed well against our growth plan.  We began this year with an aggressive strategy which outlined new products, new experienced executives and the acquisition of additional working capital.  We have met all of our goals to date and are poised to exit 2010 from a position of strength.”

About St. Bernard

St. Bernard Software develops and markets on demand, on-premises, and hybrid Secure Content Management (SCM) solutions to the mid-enterprise and small to medium business (SMB) markets. The company recently expanded its product portfolio with the acquisition of substantially all of the assets of Red Condor, a leading provider of messaging security solutions. With an extensive ISP and MSP partner network and millions of end users worldwide in more than 8,000 enterprises, educational institutions, SMB, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers.

Based in San Diego, California, St. Bernard (OTCBB: SBSW) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of billings or net billings, savings and our ability to reinvest any savings towards our growth strategy; any statements of the plans, strategies, and objectives of management (including statements about product schedules, investment in engineering and product development efforts to differentiate St. Bernard’s offerings, and statements about our ability to exit 2010 from a position of strength); any statements concerning proposed new products, services, or developments; statements of belief  and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; the ability to retain the customers obtained through the recent Red Condor transaction; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; our ability to integrate our acquisitions in accordance to plan; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Lorrie Hunsaker
     St. Bernard Software
     Investor and Public Relations Manager
     (858) 524-2002
     IR@stbernard.com

©2010 St. Bernard Software Inc. All rights reserved. The St. Bernard Software logo, iPrism, iGuard, the Red Condor logo, and Vx Technology are trademarks of St. Bernard Software Inc. All other trademarks and registered trademarks are hereby acknowledged.

St. Bernard Software, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,789,000	$2,454,000
Accounts receivable - net of allowance for doubtful accounts of $30,000 and $13,000 at September 30, 2010 and December 31, 2009, respectively	4,446,000	2,534,000
Inventories - net	447,000	242,000
Prepaid expenses and other current assets	409,000	335,000

Total current assets	8,091,000	5,565,000

Fixed Assets - Net	588,000	564,000

Goodwill	8,280,000	7,568,000

Intangible Assets - Net	619,000	-

Other Assets	737,000	148,000

Total Assets	$18,315,000	$13,845,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$483,000	$2,250,000
Accounts payable	981,000	817,000
Accrued compensation	1,349,000	834,000
Accrued expenses and other current liabilities	819,000	597,000
Warranty liability	190,000	192,000
Capitalized lease obligations	-	22,000
Deferred revenue	10,942,000	10,209,000

Total current liabilities	14,764,000	14,921,000

Convertible Note Payable	3,175,000	-

Deferred Revenue	10,054,000	7,708,000
Total liabilities	27,993,000	22,629,000

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 15,922,696 and 13,319,991 shares issued and outstanding a September 30, 2010 and December 31, 2009, respectively	157,000	132,000
Additional paid-in capital	41,742,000	40,774,000
Accumulated deficit	(51,577,000)	(49,690,000)
Total stockholders’ deficit	(9,678,000)	(8,784,000)
Total Liabilities and Stockholders’ Deficit	$18,315,000	$13,845,000

St. Bernard Software, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues
Subscription	$3,623,000	$3,615,000	$10,534,000	$10,996,000
Appliance	961,000	875,000	2,727,000	2,691,000
License	3,000	3,000	56,000	9,000
Total Revenues	4,587,000	4,493,000	13,317,000	13,696,000

Cost of Revenues
Subscription	678,000	416,000	1,488,000	1,316,000
Appliance	651,000	594,000	1,884,000	1,826,000
License	1,000	9,000	13,000	11,000
Total Cost of Revenues	1,330,000	1,019,000	3,385,000	3,153,000

Gross Profit	3,257,000	3,474,000	9,932,000	10,543,000

Operating Expenses
Sales and marketing	1,868,000	1,474,000	5,288,000	4,715,000
Research and development	1,249,000	860,000	2,964,000	2,988,000
General and administrative	1,330,000	462,000	3,335,000	2,709,000
Impairment expense	-	473,000	-	473,000
Total Operating Expenses	4,447,000	3,269,000	11,587,000	10,885,000

(Loss) Income from Operations	(1,190,000)	205,000	(1,655,000)	(342,000)

Other Expense (Income)
Interest expense - net	37,000	79,000	133,000	250,000
Other expense (income)	79,000	9,000	99,000	(29,000)
Total Other Expense	116,000	88,000	232,000	221,000
Loss (Income) Before Income Taxes	(1,306,000)	117,000	(1,887,000)	(563,000)

Income tax expense	-	-	-	(5,000)
Net (Loss) Income	$(1,306,000)	$117,000	$(1,887,000)	$(568,000)
(Loss) Income Per Common Share - Basic	$(0.09)	$0.01	$(0.14)	$(0.04)
(Loss) Income Per Common Share - Diluted	$(0.09)	$0.01	$(0.14)	$(0.04)

Weighted Average Shares Outstanding - Basic	15,069,595	13,720,371	13,956,331	14,467,141
Weighted Average Shares Outstanding - Diluted	15,069,595	13,873,815	13,956,331	14,467,141

St. Bernard Software, Inc.

 Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(1,887,000)	$(568,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	314,000	281,000
Allowance for doubtful accounts	(9,000)	(32,000)
Loss on change in fair value of warrant derivative liability	102,000	8,000
Write-off of capitalized software	-	473,000
Stock-based compensation expense	135,000	486,000
Noncash interest expense	48,000	116,000
Change in operating assets and liablilities, net of effect of acquisition:
Accounts receivable	(1,265,000)	495,000
Inventories	(156,000)	(10,000)
Prepaid expenses and other assets	(650,000)	(418,000)
Accounts payable	(256,000)	(376,000)
Accrued expenses and other current liabilities	47,000	(1,165,000)
Accrued compensation	515,000	543,000
Warranty liability	(2,000)	-
Deferred revenue	2,102,000	67,000
Net cash used by operating activities	(962,000)	(100,000)

Cash Flows From Investing Activities
Acquisition, net of cash acquired	(66,000)	-
Purchases of fixed assets	(59,000)	(75,000)
Net cash used by investing activities	(125,000)	(75,000)

Cash Flows From Financing Activities
Proceeds from convertible note payable	3,175,000	-
Proceeds from stock option exercises	12,000	-
Proceeds from the sales of stock under the employee stock purchase plan	24,000	24,000
Principal payments on capitalized lease obligations	(22,000)	(117,000)
Net decrease in short-term borrowings	(1,767,000)	(362,000)
Net cash provided (used) by financing activities	1,422,000	(455,000)
Net Increase (Decrease) in Cash and Cash Equivalents	335,000	(630,000)
Cash and Cash Equivalents at Beginning of Period	2,454,000	2,051,000
Cash and Cash Equivalents at End of Period	$2,789,000	$1,421,000

St. Bernard Software, Inc.

Rollforward of GAAP Deferred Revenue (Unaudited) Three Months Ended September 30, 2010
GAAP deferred revenue balance at June 30, 2010	$19,000
Assumed deferred revenue of Red Condor, Inc	977
Net billings during third quarter 2010	5,606
Less GAAP revenue recognized during third quarter 2010	(4,587)
GAAP deferred revenue balance at September 30, 2010	$20,996

Rollforward of GAAP Deferred Revenue (Unaudited) Nine Months Ended September 30, 2010

GAAP deferred revenue balance at January 1, 2010	$17,917
Assumed deferred revenue of Red Condor, Inc	977
Net billings year to date 2010	15,419
Less GAAP revenue recognized year to date 2010	(13,317)
GAAP deferred revenue balance at September 30, 2010	$20,996